FIFTH AMENDMENT AND EXTENSION AGREEMENT

This Fifth Amendment and Extension Agreement (the “Agreement”) is entered into as of November 15, 2010 by and between Broadcast International, Inc., a Utah corporation (the “Company”), and Castlerigg Master Investments Ltd. (the “Holder”).

A.

The Company and the Holder are parties to, among other agreements, a Senior Secured Convertible Note dated December 21, 2007 as amended, executed by the Company in favor of the Holder, a copy of which is attached hereto and by this reference incorporated herein (the “Note”), a Warrant to Purchase Common stock dated December 21, 2007 (the “Warrant”), as amended and a Registration Rights Agreement dated December 21, 2007 (the “Registration Rights Agreement”).

B.

The Company is in the process of raising additional capital and, in connection therewith, has requested that the Holder extend the maturity of the Note.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.          Amendment to the Note.

Section (1) of the Note is hereby deleted and replaced in its entirety as follows:

(1) PAYMENTS OF PRINCIPAL.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any, on such Principal and Interest.  The “Maturity Date” shall be June 21, 2012; provided, however, if the Company has not consummated a Qualified Financing Transaction (as defined below) on or before December 31, 2010, then the Maturity Date shall automatically become December 31, 2010 without further notice or action by the Holder; and, provided further the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event that shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.  Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.  Notwithstanding any provision of this Section 1 to the contrary, the Holder may, at its option and in its sole discretion, deliver a written notice to the Company at least two (2) days prior to the Maturity Date electing to have the payment of all or any portion of the Principal and Interest payable on the Maturity Date deferred (such amount deferred, the “Deferral Amount”) up to a date that is two (2) years after the Maturity Date, which date shall thereafter be the “Maturity Date” for all purposes hereunder.  Any notice delivered by the Holder pursuant to this Section 1 shall set forth (i) the Deferral Amount and (ii) the date that such Deferral Amount shall now be payable.  For purposes of this Note, the term "Qualified Financing Transaction" shall mean one or more or a series of financing transactions in which the Company raises gross proceeds not less than $8,000,000 (Eight Million Dollars) pursuant to the issuance of equity securities provided that such securities are junior in all rights to this Note and are otherwise issued on terms satisfactory to the Holder in its sole discretion.

2.  Extension of Junior Indebtedness.  The parties hereto acknowledge and agree that this Fifth Amendment and Extension Agreement will only remain binding on the Company and Holder if  Leon Frenkel, holder of a $1,000,000 convertible note, due December 22, 2010, and Company, enter into a binding agreement to extend the maturity of such note to no earlier than January 1, 2011.

3. Ratification.  The parties hereto acknowledge and agree that the Note, as amended and modified by this Agreement, is hereby ratified and reaffirmed in all respects as of the date hereof, whereby the Note shall continue in full force and effect in accordance with its terms.  All capitalized terms not defined herein shall have the meanings given to such terms in the Note.

4. Miscellaneous.

(a)

Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company and the Holder and their respective successors and assigns; provided, however, that the foregoing shall not authorize any assignment by the Company of its rights or duties hereunder.

(b)

Integration.  This Agreement and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement.

 (c)

Course of Dealing; Waivers.  No course of dealing on the part of the Holder or its partners or affiliates, nor any failure or delay in the exercise of any right by the Holder, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  The Holder’s failure at any time to require strict performance by the Company of any provision shall not affect any right of the Holder thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by the Holder.

(d)

Notices.  All notices or demands by any party relating to this Agreement shall be provided as set forth in the Note.

(e)

Time is of the Essence.  Time is of the essence as to each and every term and provision of this Agreement.

(f)

Counterparts.  This Agreement may be signed in counterparts and all of such counterparts when properly executed by the appropriate parties thereto together shall serve as a fully executed document, binding upon the parties.

(g)

Legal Effect.  If any provision of this Agreement conflicts with applicable law, such provision shall be deemed severed from this Agreement, and the balance of this Agreement shall remain in full force and effect.

(h)

Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of

New York without regard to principles of conflicts of laws that would cause the application of the laws of any jurisdictions other than the State of New York.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first date above written.

THE COMPANY:

BROADCAST INTERNATIONAL, INC.

By:   /s/ Rodney M. Tiede

Name:  Rodney M. Tiede

Title:    President & CEO

THE HOLDER:

CASTLERIGG MASTER INVESTMENTS LTD.

By Sandell Asset Management Corp. its investment manager

By:     /s/ Serge Adam

Name:  Serge Adam

Title:    Senior Managing Director

3